GREAT LAKES BANCORP, INC.

RESTATED 2002 STOCK OPTION PLAN

Under an Agreement and Plan of Reorganization dated as of February 10, 2003 (the “Plan of Reorganization”), between Greater Buffalo Savings Bank (the “Bank”) and Great Lakes Bancorp, Inc. (the “Corporation”), it was agreed that the Corporation would become a holding corporation for the Bank and the sole holder of all issued and outstanding shares of its common stock, and that each whole or fractional share of Bank common stock issued and outstanding immediately prior to the reorganization would automatically be converted into the same number and class of shares of the common stock of the Corporation.

Section 5 of the Plan of Reorganization provided that, at the effective date defined in the Plan of Reorganization (the “Effective Time”), the Greater Buffalo Savings Bank 2002 Stock Option Plan (the “2002 GBSB Plan”) would be transferred to and would be continued as a stock option plan of the Corporation

The 2002 GBSB Plan was approved by the shareholders of the Bank on April 30, 2002. Pursuant to regulations applicable to the Bank, the Superintendent of Banks of the New York State Banking Department (the “Superintendent”) also approved the 2002 GBSB Plan. The shareholders of the Bank and the Superintendent approved the Plan of Reorganization on April 29, 2003 and April 17, 2003, respectively, providing for the transfer of the 2002 GBSB Plan to the Corporation. As of the Effective Time, the Board of Directors of the Corporation approved the amendment of the 2002 GBSB Plan to reflect its transfer and continuation and directed the appropriate officers to amend the plan accordingly.

Therefore, the Corporation hereby amends and restates the former 2002 GBSB Plan to reflect its transfer and continuation as the Great Lakes Bancorp, Inc. Restated 2002 Stock Option Plan (the “Plan”).

1. Purposes of Plan. The purposes of this Plan are to provide for stock options (“Options”) as incentives for key employees, titled assistants, officers and/or directors of the Corporation and its Subsidiary Corporations, as hereinafter defined and in certain instances to compensate founding directors for their efforts in founding the Bank or directors for attending meetings of the Corporation’s Board of Directors or committees of the Corporation’s Board of Directors, through acquisition or increased ownership of the Corporation’s common stock, par value $5.00 per share (“Common Stock”), and where appropriate to encourage such individuals to put forth maximum efforts for the success of the Corporation’s business. It is intended that Options granted to employees under the Plan will constitute incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). It is also intended that Options granted to non-employee officers and directors pursuant to this Plan shall be non-qualified options (“NQSOs”) for purposes of the Code.

2. Definitions. As used in the Plan, the following words and phrases shall have the meanings indicated:

(a) Board of Directors shall mean the Board of Directors of the Corporation.

(b) Disability shall mean a mental or physical condition which in the opinion of a majority of the Option Committee renders an individual unable or incompetent to properly carry out the responsibilities attendant to the individual’s employment. The decision of the Option Committee shall be conclusive and binding on all parties.

(c) Disinterested Director shall mean a director of the Corporation who is not an employee or officer of the Corporation and is not under consideration for a grant of Options at the time the Option Committee acts with respect to such grants.

(d) Fair Market Value per share as of a particular date shall mean (i) if the shares of Common Stock are then traded in the over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in the over-the-counter market on the latest date prior to such date for which such prices are available; or (ii) if the shares of Common Stock are then listed on an established national securities exchange, the average of the opening and closing prices on such exchange on the latest date prior to such date for which such prices are available, or (iii) if the shares of Common Stock are not then traded in the over-the-counter market or listed on an established national securities exchange, such value as the Option Committee shall determine based on a reasonable method selected by the Option Committee in its discretion, such method to include such factors as (a) the market value of shares of comparable banks and (b) the trend of the bank’s earnings. The Fair Market Value of stock is to be determined without regard to any restriction, other than a restriction which, by its terms, will never lapse.

(e) Option Committee shall mean the committee responsible for administering the Plan as described in Section 3 hereof.

(f) Optionee shall mean an employee, officer or director of the Corporation or a Subsidiary Corporation to whom an Option has been granted under the Plan.

(g) Retirement shall mean either (i) the termination, retirement or resignation of an Optionee at a time when the Optionee is eligible for immediate commencement of pension benefits under the provisions of any retirement plan for employees of the Bank or the Corporation or any Subsidiary Corporation as then in effect, or (ii) any other voluntary or involuntary termination of employment by an Optionee which the Board of Directors designates as a retirement for the purposes of this Plan.

(h) Subsidiary Corporation shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Administration. The Plan shall be administered by the Option Committee, which shall have the authority to administer the Plan and to exercise all the powers and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine the Option purchase price of the shares of Common Stock subject to an Option; to determine the individuals to whom, and the times at which, Options shall be granted; to determine the number of shares to be covered by each Option and the terms and conditions of each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Option Agreements provided for in Section 6(j) hereof to be entered into in connection with Options granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Option Committee shall be final, conclusive and binding on all persons, including Optionees and their legal representatives, successors in interest and beneficiaries. The Option Committee may delegate to one or more of its members or to one or more agents administrative or record keeping duties as it may deem advisable.

The Option Committee shall consist of those directors elected from time to time by the Board of Directors, except that only Disinterested Directors shall be permitted to serve on the Option Committee. The Board of Directors shall designate one of the members of the Option Committee as its chairman, and the Option Committee may appoint a secretary (who need not be a member of the Option Committee). The Option Committee shall hold its meetings at such times and places as it may determine. A majority of its members, present in person or all of its members by conference telephone, shall constitute a quorum. All determinations of the Option Committee at a meeting thereof in person or by conference telephone call shall be made by a majority of its members participating in such a meeting. The Option Committee may make any decision or determination by the unanimous written consent of all its members. The Board of Directors shall fill any vacancy in the Option Committee. No member of the Option Committee shall be liable for any act or omission with respect to his or her service on the Option Committee, if he or she acts in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Corporation.

4. Persons Eligible to Receive Options.

(a) In General. Options under the Plan may be granted in the discretion of the Option Committee to key employees, titled assistants, officers, founding directors and/or directors of the Corporation or any Subsidiary Corporation. Options may be granted to such eligible individuals whether or not they hold or have held Options previously granted under the Plan or otherwise granted by the Corporation or a Subsidiary Corporation, subject to any restrictions set forth in the Plan. In selecting individuals to whom Options shall be granted, the Option Committee shall take into consideration any factors it may deem relevant, including the duties of the respective individuals and such individuals’ past, present and potential contributions to the success of the Corporation and its Subsidiary Corporations.

(b) Ten-Percent Stockholders. An individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Corporation or any of its Subsidiary Corporations (as determined in accordance with Section 424(d) of the Code) will not be eligible for the grant of an ISO unless (i) the Option Price is at least 110% of the Fair Market Value of a share of Common Stock on the date of grant and (ii) the Option by its terms is not exercisable after the expiration of 5 years from the date of grant.

(c) Directors. Notwithstanding anything to the contrary contained herein, the Corporation shall, on or before January 30 of each year during the term of this Plan, award options for one thousand (1000) shares of Common Stock to each director of the Corporation, who is not a full time employee of the Corporation or any Subsidiary Corporation, for all meetings of the Board of Directors of the Corporation or any committee thereof which such director attended during the preceding fiscal year of the Corporation, in lieu of paying any cash consideration to the directors for their service as such or for attending such meetings. The foregoing sentence shall be inoperative if, on or before the first day of any fiscal year or the effective date of the Plan, the Board of Directors adopts a resolution providing for the payment of cash consideration to the directors for their service as such and for attending meetings of the Board of Directors and the committees thereof during the ensuing fiscal year or the remainder of the fiscal year during which the Plan first became effective.

5. Stock Available for Options. The number of shares of voting Common Stock available for Options granted under the Plan shall be 217,460. Such amount may be adjusted pursuant to Section 6(g) hereof. Shares of Common Stock used for purposes of the Plan shall be authorized and unissued shares, or issued shares designated on the Corporation’s balance sheet as “treasury shares.” Shares of Common Stock subject to Options which have terminated or expired prior to exercise shall be available for subsequent grants of Options under the Plan.

6. Terms and Conditions of Options. The Option Committee shall prescribe the terms and conditions of the Options granted to each individual, which terms and conditions need not be the same in each case, subject to the following:

(a) Option Price. The price at which each share of Common Stock subject to an Option may be purchased (the “Option Price”) shall be determined by the Option Committee. The Option Price shall be not less than the greater of $10 or one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the date of grant of the Option, or any higher percentage required by Section 4(b). The Option Price shall be subject to adjustment as provided in Section 6(g).

(b) Option Period. The period during which an Option may be exercised shall be determined by the Option Committee subject to the vesting schedule in subsection (c) below, and shall in no event be more than ten (10) years from the date of grant of such Option, or any shorter period required by Section 4(b). The exercise period shall be subject to earlier termination as provided in Section 8 hereof. The date of grant of an Option shall be the date specified by the Option Committee in its resolution granting the Option (which date may not be earlier than the date of the resolution).

(c) Vesting and Exercisability. Provided that an Optionee shall otherwise be entitled to exercise an Option in accordance with terms of this Plan, the right of an Optionee to exercise an Option granted under the Plan will vest as follows:

Percent of
Options That Become Vested
Date	and Exercisable
1 Year After
Date of Grant	20%

2 Years After
Date of Grant	20%

3 Years After
Date of Grant	20%

4 Years After
Date of Grant	20%

5 Years After
Date of Grant	20%

100%

Notwithstanding any other provision contained herein to the contrary, Options awarded to individuals who served as founding directors of the Bank for services rendered and risk incurred in incorporating the Bank shall vest and become exercisable immediately upon receipt. Additionally, Options awarded to any directors of the Corporation in lieu of compensation for attending meetings of the Corporation’s Board of Directors or committees of the Corporation’s Board of Directors shall vest and become exercisable immediately upon receipt.

In the event of the death, Retirement or Disability of an Optionee while employed by the Corporation or a Subsidiary Corporation, or the termination of the Optionee’s employment with the Corporation or a Subsidiary Corporation without Cause, as defined below, or the resignation, removal, or failure of an Optionee who is a director of the Corporation to be re-elected to the Board of Directors of the Corporation, all unexpired Options held by such Optionee shall be deemed 100% vested and exercisable as of the date of such death, Retirement or Disability or termination of employment or expiration of service as a director of the Corporation. If an Optionee’s employment with the Corporation or a Subsidiary Corporation is terminated for Cause, all unexercised Options will be forfeited and will expire on the date of the Optionee’s termination for Cause, unless otherwise determined by the Option Committee in its discretion. For purposes of this Section 6(c) the term “Cause” shall mean any of the following: (i) the Optionee’s conviction of any felony offense involving monies or other property, or any crime of moral turpitude, or the commission of fraud or embezzlement; (ii) the Optionee’s breach of any of his or her fiduciary duties to the Corporation or any Subsidiary Corporation which breach materially adversely affects the business of the Corporation or any Subsidiary Corporation; (iii) the Optionee’s willful and continued neglect or failure, after written demand, to discharge his or her duties or failure to obey a specific written direction from the Board of Directors or Chief Executive Officer of the Corporation or any Subsidiary Corporation; or (iv) the Optionee’s violation of any non-competition or confidentiality agreement with the Corporation or any Subsidiary Corporation.

(d) Exercise of Options and Payment. An Optionee, or transferee pursuant to Section 6(f) hereof, may exercise an Option as to any or all shares of Common Stock as to which the Option has become exercisable; provided, however, an Option may not be exercised for fewer than one hundred (100) shares of Common Stock, or the number of shares of Common Stock remaining as to which such Option is then exercisable, whichever is smaller. The Option shall be exercised by delivering to the Corporation written notice of such exercise setting forth the number of shares of Common Stock to be purchased and the name in which such shares shall be registered, together with a certified check, bank draft or money order, in the full amount of the purchase price therefor, in each case payable to the order of the Corporation in United States dollars; provided, however, that such purchase price may in the alternative, to the extent permitted by law, be paid by assigning and delivering to the Corporation shares of Common Stock having in the aggregate on the date of exercise a Fair Market Value equal to such purchase price; and provided further that at the election of the Option Committee, to the extent permitted by law, such purchase price may consist of other property, tangible or intangible, or labor or services actually received by or performed for the Corporation or for its benefit, or a combination thereof. In the absence of fraud in the transaction, the judgment of the Board of Directors as to the value of the consideration received upon the exercise of an Option shall be conclusive.

If the Optionee so requests, shares of Common Stock purchased upon exercise of an Option may be issued in the name of the Optionee or another person provided that any such shares will be subject to the restrictions contained in Section 6(k) hereof.

The shares of Common Stock issued to an Optionee upon the exercise of an Option may be restricted from further transfer for any period which may be required under applicable securities laws, in which case the stock certificates therefor shall contain a reference to such restriction.

(e) No Right to Continued Employment. Nothing in this Plan or in any Option granted pursuant to the Plan shall confer or be deemed to confer on any individual any right to continue in the employ of the Corporation or any Subsidiary Corporation or be deemed to restrict in any way the right of the Corporation or a Subsidiary Corporation to terminate his or her employment at any time.

(f) Non-Transferability of Options. During the lifetime of an Optionee, Options held by such Optionee shall be exercisable only by such Optionee or, in the event of an Optionee’s Disability, by his guardian or legal representative. No Option shall be assignable or transferable by an Optionee other than by will or applicable laws of descent and distribution.

(g) Adjustments for Change in Stock Subject to Plan and Other Events.

(1) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of Common Stock of the Corporation, the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options, and/or the Option Price per share shall be proportionately adjusted by the Board of Directors to reflect any increase or decrease in the number of issued and outstanding shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding down to the nearest whole number of shares. The Board of Director’s determinations of adjustments shall be final, binding and conclusive.

(2) In connection with (i) any sale or transfer by the Corporation of all or substantially all its assets, or (ii) any acquisition, directly or indirectly (including by way of tender or exchange offer, merger or consolidation), of all or a majority of the then outstanding voting securities of the Corporation by any person or any group (within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934), other than the Corporation or a Subsidiary Corporation, all outstanding Options under the Plan shall become fully vested and exercisable in full, on and after (i) 15 days prior to the effective date of such sale, transfer or acquisition or (ii) the date of commencement of such tender or exchange offer, as the case may be. Notwithstanding the foregoing, in no event shall any Option be exercisable at or after the date of termination otherwise applicable to the exercise period of such Option.

(3) In the event of the proposed dissolution or liquidation of the Corporation, or any consolidation or merger in which the Corporation is the surviving corporation and in which there is a reclassification or change of the shares of Common Stock (other than a change in par value), all outstanding Options under the Plan shall become fully vested and exercisable upon the Corporation’s adoption of the plan or agreement related to such event. The Option Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option (at its then Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof that such Optionee would receive upon such dissolution, liquidation, or corporate consolidation or merger if the Optionee were already the holder of the number of shares of Common Stock for which such Option is exercisable; or the Option Committee may provide in the alternative, that each Option granted under the Plan shall terminate as of a date to be fixed by the Board of Directors, provided, however, that not less than thirty (30) days written notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of thirty (30) days preceding such termination, to exercise each Option as to all or any part of the shares of Common Stock subject thereto.

(4) Paragraphs (2) and (3) of this Section 6(g) shall not apply to any merger or consolidation in which the Corporation is the surviving corporation and shares of Common Stock are not converted into or exchanged for stock, securities of any other corporation, cash or any other thing of value.

(h) Registration, Listing and Qualification of Shares of Stock. Each Option shall be subject to the requirement that if at any time the Board of Directors or the Option Committee shall determine that the registration, listing or qualification of the shares of Common Stock subject thereto, upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares of Common Stock thereunder, no such Option may be exercised unless and until such registration, listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Option Committee or Board of Directors. The Corporation may require that any person exercising an Option make such representations and agreements and furnish such information as the Corporation deems appropriate to assure compliance with the foregoing or any other applicable legal requirement.

(i) Rights as a Stockholder. An Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 6(g) hereof.

(j) Option Agreements. Each Option granted pursuant to the Plan shall be evidenced by a written option agreement (“Option Agreement”) between the Corporation and the Optionee, which agreement shall, subject to the terms and conditions contained in the Plan, state: the number of shares of Common Stock to which the Option relates, the Option Price, and that the terms and conditions of this Plan shall be incorporated therein by reference. Each Option Agreement shall contain such other provisions, including, without limitation, the imposition of restrictions upon the exercise of an Option, as the Option Committee shall deem advisable. Each Option Agreement also will specify whether the Option is an ISO or NQSO. However, if any portion of an Option does not meet the requirements to qualify as an ISO, that portion will be an NQSO.

(k) Sale of Shares. An Optionee may not sell any Common Stock which is acquired pursuant to the exercise of an Option hereunder for a period of six (6) months after he acquires such Common Stock.

(l) Limitation on Amount. The aggregate Fair Market Value (determined with respect to each ISO as of the time the ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under this Plan or any other ISO plan of the Corporation or any Subsidiary Corporation) may not exceed $100,000.

7. Agreement by Optionee Regarding Withholding Taxes. If the Option Committee shall so require, each Optionee shall agree that as a condition of exercise of an Option:

(a) no later than the date of exercise of any Option granted hereunder, the Optionee will pay to the Corporation or make arrangements satisfactory to the Option Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option, and

(b) the Corporation shall have the right to deduct from any payment of any kind otherwise due to the Optionee, federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option or to retain a sufficient number of shares to equal the amount of tax required to be withheld with respect to the exercise of an Option.

8. Term, Amendment and Termination of the Plan. Options may be granted pursuant to the Plan from time to time within a ten-year period from the date the Plan is adopted by the Board of Directors; provided, however, that the Board of Directors may at any time prior to the end of the 10-year period terminate the Plan. The Board of Directors may at any time suspend, amend or modify the Plan subject to the approval of the Superintendent to be obtained in accordance with applicable law; provided, that no amendment or modification to the Plan which eliminates or adversely affects a right or privilege of an Optionee shall have any retroactive effect unless required by law. In addition, the approval of the holders of a majority of the Corporation’s outstanding Common Stock shall be required to any amendment, other than an adjustment made pursuant to Section 6(g) hereof, which would (i) increase the number of shares of Common Stock as to which Options may be granted, (ii) change the number of shares of Common Stock which may be optioned to any single individual, (iii) decrease an Option Price, (iv) extend the term of the Plan or of an Option, or (v) change the persons or categories of persons eligible to be granted Options. No termination of the Plan may, without the consent of an Optionee, adversely affect the rights of such Optionee under any Option held by such Optionee.

9. Approval of Stockholders. This Plan is subject to approval by the holders of a majority of the outstanding shares of the capital stock of the Corporation within 12 months of its adoption, and no Option granted hereunder shall be effective or exercisable prior to such approval. If the Plan is not approved as provided above, the Plan and all Options granted hereunder shall be null and void and of no force and effect.

10. Other Actions. Nothing contained in the Plan shall be construed to limit the authority of the Corporation to exercise its corporate rights and powers, including but not by way of limitation, the right of the Corporation to grant options for proper corporate purposes other than under the Plan with respect to any director, employee or other person, firm, corporation or association.

11. No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

12. Investment Purpose. Each Option under the Plan shall be granted on the condition that the purchase of Common Stock thereunder shall be for investment purposes, and not with a view to resale or distribution.

13. Applicable Law. The Plan and all Options granted under it will be construed and interpreted in accordance with, and governed by, the laws of the State of New York, other than its laws regarding choice of law.

14. Effective Date. The effective date of the 2002 GBSB Plan is April 29, 2002, which is the date final approval is given to the GBSB Plan by the Superintendent. The effective date of the Plan is April 29, 2003, which is the Effective Time of the Plan of Reorganization.

15. Execution. To record the amendment and restatement of the Plan by the Board of Directors, the Corporation has caused its authorized officer to execute it.

GREAT LAKES BANCORP, INC.

By:	/s/ Andrew W. Dorn, Jr.
Andrew W. Dorn, Jr.
President and Chief Executive Officer